Exhibit 10.1

WGL HOLDINGS, INC.

AND

WASHINGTON GAS LIGHT COMPANY

DEFERRED COMPENSATION PLAN FOR OUTSIDE DIRECTORS
Amended and Restated Effective January 1, 2005
As further amended on September 24, 2008
As further amended on November 15, 2012
As further amended on November 16, 2016
As further amended on September 19, 2017

(1)	DEFINITIONS

(a)	“Alternate Payee” has the meaning described in Section 10 of this Plan.

(b)	“Cash Deferral Account Balance” means deferred amounts payable in cash, as described in Paragraph 7(A) of this Plan.

(c)	“Code” means the Internal Revenue Code of 1986, as amended.

(d)	“Company” means WGL Holdings, Inc. and/or Washington Gas Light Company.

(e)	“Deferral Account Balance” refers to the Cash Deferral Account Balance and the Stock Deferral Account Balance, collectively, as described in Section 7 of this Plan.

(f)	“Deferral Application” has the meaning described in Section 4 of this Plan.

(g)
“Deferral Period” means the period of time over which Participants elect to defer their compensation pursuant to this Pan. A Deferral Period begins on January 1 of the year following the year during which the deferred compensation is earned.

(h)
“Directors’ Stock Plan” means the WGL Holdings, Inc. Directors’ Stock Compensation Plan, any successor plan thereto, and other plan adopted by Washington Gas Light Company and/or WGL Holdings, Inc. that awards shares of WGL Holdings, Inc. common stock to Outside Directors.

(i)	“Disabled” means the Participant

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(i)    is unable to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(ii)    is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant's employer.

(j)     "Grandfathered Account" has the meaning as described in Section
8 of this Plan.

(k)    “Outside Director” means a member of the Board of Directors of the     Company who is not an employee of the Company.

(l)	“Participant” means an Outside Director who elects to defer compensation in accordance with the terms of the Plan.

(m)	“Plan” means the Company’s Deferred Compensation Plan for Outside Directors, as amended and restated effective January 1, 2005, and as further amended from time to time thereafter.

(n)	“Plan Year” means any calendar year in which the Plan is in effect. The first Plan Year is the calendar year 2005.

(o)	“Secretary” means the Secretary of the Treasury of the United States, or the Secretary’s designee.

(p)	“Stock Deferral Account Balance” means deferred amounts payable in common stock of WGL Holdings, Inc. as described in Paragraph 7(B) of this Plan.

(q)
"Unforseeable Emergency" means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant, the Participant's spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforseeable circumstances arising as a result of events beyond the control of the Participant. Reference is made to

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Section 12 of this Plan with respect to amounts that may be distributed in the event of an Unforseeable Emergency.

(2)    OBJECTIVE AND EFFECTIVE DATE OF THE PLAN

Objective of the Plan: The objective of the Plan is to provide Outside Directors the opportunity to defer receipt of compensation for their service on the Company’s Board of Directors.

Effective Date: The Plan was originally established on December 19, 1985 and was amended and restated from time to time thereafter. The Plan was amended and restated effective January 1, 2005 to comply with the provisions of Code section 409A. The terms of the Plan as amended and restated effective January 1, 2005 shall not apply to any Deferral Account Balance that was credited to a Participant as of December 31, 2004 and therefore eligible to be grandfathered under Section 409A of the Code. All Deferral Account Balances credited as of December 31, 2004 shall continue to be governed by and subject

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to the terms of the Plan in effect as of December 31, 2004. Deferral Account Balances credited on or after January 1, 2005 shall be governed by and subject to the terms of the Plan as amended and restated effective January 1, 2005.

(3)    ELIGIBILITY

Outside Directors of the Company are eligible to participate in the Plan immediately upon their election to the Board of Directors of either WGL Holdings, Inc. or Washington Gas Light Company.

(4)    ELECTION TO PARTICIPATE AND TO DEFER COMPENSATION

(A)     To participate in the Plan for any Plan Year, the Outside Director shall execute a Deferral Application with the Company on a form to be supplied by the Company. Participants will elect to defer annually. Except as otherwise provided in Section 4(B) of this Plan with respect to the first year of eligibility of an Outside Director to participate in the Plan, the Deferral Application shall be executed on or before December 31 of the year preceding the Plan Year in which compensation is to be deferred (i.e., to defer compensation to be earned in Plan Year 2007, the Deferral Application must be executed by December 31,2006 ). The Plan Administrator may execute the Deferral Application on behalf of the Company. An approved Deferral Application cannot be modified or revoked, except as may be provided by regulations issued by the Secretary with respect to Code section 409A.

(B) In the case of the first year in which an Outside Director becomes eligible to participate in the Plan (provided the Participant is not then a participant in any plan required to be aggregated with this Plan for purposes of Code section 409A), and consistent with Code section 409A and applicable regulations, the Participant may make an initial Deferral Application within 30 days after first becoming eligible to participate in the Plan. Such Deferral Application shall only apply to compensation not yet earned.

(5)    COMPENSATION SUBJECT TO DEFERRAL

(A)    Participants may defer payment of all or a portion of their annual board and committee cash retainer, monthly meeting fees, committee meeting fees, fees for attendance at annual and special stockholder meetings and fees paid by the Company for attending director education programs. Deferrals shall be in set percentage increments of 10% (10%, 20%, 30%, etc.).

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(B)    Participants may defer receipt of all or a portion of their award of WGL Holdings, Inc. common stock granted under the Directors’ Stock Plan. Deferrals shall be set in percentage increments of 10% (10%, 20%, 30% etc.), and deferrals shall be rounded down to the nearest whole share of stock.

(6)     LENGTH OF DEFERRAL PERIOD; DISTRIBUTIONS; ACCELERATION
    OF BENEFITS

(A) Compensation deferred under this Plan may not be distributed earlier than:

(i)	separation from service as an Outside Director in accordance with regulations prescribed by the Secretary;

(ii)	the date the Participant becomes Disabled, as defined in this Plan;

(iii)    the date of the Participant's death;

(iv)	a time specified by the Participant (or pursuant to a fixed schedule) specified by the Participant in accordance with Paragraph 6(B) of this Plan at the date of the deferral of such compensation; or

(v)	the occurrence of an Unforeseeable Emergency, as defined in this Plan.

(B) Participants may elect to defer distribution of their compensation for a minimum period of one year following the end of the year in which compensation is deferred or until the Participant's retirement from the Board of Directors of the Company, as "retirement" is defined in Section 10(B) of this Plan, or death, whichever occurs first. Payments shall be made by February 1 of the year following the end of the Deferral Period. For example, if payment of compensation earned in the year ending December 31, 2007 is deferred for one year, the deferred compensation will be payable on or before February 1, 2009.

(C) Acceleration of benefits under this Plan may only be permitted in accordance with regulations issued by the Secretary.

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(7)    DEFERRAL ACCOUNTS; DEFERRAL ACCOUNT BALANCE

(A)    Amounts deferred under Paragraph 5(A) above, including accumulated interest, will be credited to a Cash Deferral Account for each Participant. The total amount credited for a Participant at any particular time is designated the Cash Deferral Account Balance. Cash Deferral Account Balances as of December 31, 2004 are subject to provisions of this Plan relating to Grandfathered Accounts.
(B)    Amounts deferred under Paragraph 5(B) above, including any dividend equivalents earned thereon in accordance with Paragraph 9(B), will be credited to a Stock Deferral Account for each Participant. The total amount credited for a Participant at any particular time is designated the Stock Deferral Account Balance.

(8)    GRANDFATHERED ACCOUNT

"Grandfathered Account" means that portion of a Participant's Deferral Account Balance that was credited to such account as of December 31, 2004, and such additional earnings that are credited to such account under the terms of the Plan in effect as of December 31, 2004, and therefore eligible to be grandfathered under Code section 409A. The Grandfathered Account shall be calculated in accordance with Code Section 409A. The Company shall maintain a separate record of Grandfathered Accounts. All Grandfathered Accounts shall be subject to, and governed by, the terms of the Plan as in effect on December 31, 2004.

(9)    INTEREST AND DIVIDENDS ON DEFERRED AMOUNTS

(A)     A Participant’s Cash Deferral Account Balance shall earn interest compounded quarterly. The Cash Deferral Account Balance shall earn interest on all unpaid amounts from the date the compensation is deferred through the payment date. The quarterly interest rate shall be the weekly average yield to maturity for ten year U.S. Government fixed interest rate securities (adjusted to a constant maturity of ten years) as published by the Federal Reserve Board in its Statistical release H.15 published on or prior to December 31 of the immediately preceding year. Notwithstanding this calculation, the rate credited to any deferral account shall not be less than 8% per year.
Effective January 1, 2013, the Plan will apply an interest rate equal to the weighted average interest rate of all of the Company’s outstanding debt. Directors will continue to earn 8% compounded interest on deferred compensation balances that were accrued prior to January 1, 2013 and

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any compensation deferred after January 1, 2013 will accrue compounded interest at a new rate as determined on Jan. 1st each year.
(B)     A Participant’s Stock Deferral Account Balance shall be credited with amounts equivalent to the dividends that would have been paid on the shares of stock in the Participant’s Stock Deferral Account on the record date for such dividend. Such amounts shall be deemed to be invested in additional shares of WGL Holdings, Inc. common stock on the payment date of such dividend at a price consistent with the price used for the Company’s dividend reinvestment program, or such other method as the Administrator or its delegee shall determine from time to time.
If, as a result of an event described in Section 20, the common stock of WGL Holdings, Inc. is converted to cash, then each Participant’s Stock Deferral Account Balance shall be converted to a dollar amount at the same time and at the same conversion rate. This amount shall be credited with interest at the same rate and in the same manner as amounts deferred under Cash Deferral Accounts. The rate of interest will be the same rate paid for Cash Deferral Accounts for the year in which the original stock deferral was made. For the avoidance of doubt, interest will be paid at such rate only from the date of an event described in Section 20 going forward and not for any previous periods.

(10)	TIME AND METHOD OF PAYMENT;TIME OF ELECTION OF METHOD OF PAYMENT; PAYMENT ON DEATH OF A PARTICPANT

(A)    Participants may elect to receive payment of Cash Deferral Amounts in a lump sum or in up to ten annual installments. Stock Deferral Amounts shall be paid in a lump sum. Participants must elect the time and method of distribution at the same time they submit a Deferral Application. Payments shall be made on the 30th day following the event which triggers payout.

(B)    At the time a Participant retires from the Company’s Board of Directors or his benefit is otherwise distributable under Paragraph 6(A)(i)-(iv), the Participant’s Deferral Account Balance shall be paid to the Participant or an Alternate Payee in the form elected by the Participant in accordance with Paragraph 10(A), above. For purposes of this Plan, retirement from the Company’s Board of Directors occurs at the time the Participant ceases for any reason other than death to be an Outside Director of the Company and that constitutes a separation from service within the meaning of Code section 409A and the regulations issued thereunder.

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(C)    If a Participant dies prior to retirement from the Company’s Board of Directors (as defined in Paragraph (9 (B) of this Plan) or if the Participant dies prior to full payment of the Participant’s Deferral Account Balance, then any remaining Account Balance shall be paid to the Participant’s Designated Beneficiary in a lump sum, unless the Participant elected to have the Designated Beneficiary receive payments in installments. If there is no surviving Designated Beneficiary, any remaining Deferral Account Balance shall be paid to the Participant’s estate or in accordance with other applicable legal requirements.

(11)    DESIGNATED BENEFICIARY AND ALTERNATE PAYEE

Participants under this Plan may provide a Designated Beneficiary to receive benefits payable under the Plan upon the death of the Participant.

As a matter of convenience to the Participants, the Company will permit Participants to provide for an Alternate Payee to receive payments on retirement of the Participant. Provision for an Alternate Payee shall not confer any rights on the Alternate Payee against the Company under this Plan and shall be effective only upon written acknowledgement of the Alternate Payee that the Alternate Payee has no right against the Company under this Plan. Upon death of either the Participant or the Alternate Payee, the provision for the Alternate Payee automatically expires.

The Designated Beneficiary or Alternate Payee shall be specified on forms provided by the Company. Participants may revoke or change a Designated Beneficiary and an Alternate Payee at any time prior to the initiation of any payments of the Deferral Account Balance.

(12)    UNFORSEEABLE EMERGENCY

(A)     A Participant, a Designated Beneficiary or an Alternate Payee may request an early withdrawal or accelerated payments not yet due for distribution under the Plan in the event of an Unforseeable Emergency, as defined in this Plan. The amount of any such distribution shall be limited in accordance with Paragraph 11(B), below.. The Plan Administrator has the sole discretion to determine whether such an early withdrawal or accelerated payment shall be permitted.

(B)    As determined under regulations of the Secretary, the amounts that may be distributed in the event of an Unforseeable Emergency may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or

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compensation by insurance or otherwise or by liquidation of the Participant's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(13) PAYMENT RIGHTS UNSECURED

The terms of this Plan shall not mean, under any circumstance, that any person or entity shall have any right, title or interest in or to any specific asset of the Company. To the extent that any person acquires a right to receive payments under the Plan, that right shall be no greater than the right of any unsecured creditor of the Company.

(14)    NON-ASSIGNMENT

Rights to receive payment under the Plan may not be assigned, alienated or pledged.

(15)    PLAN ADMINISTRATOR

The Chairman of the Board of Directors may from time to time designate an Administrator to implement provisions of the Plan.

(16)    AMENDMENT AND TERMINATION

The Company’s Board of Directors may amend or terminate this Plan at any time. In the event of termination of the Plan, amounts deferred but not yet paid shall be paid to Participants in a manner to be determined by the Board of Directors. In the event of a termination of the Plan, benefits will be paid out in accordance with Section 10 of the Plan.

(17)    APPLICABLE LAW; SEVERABILITY

This Plan shall be construed, administered and governed in all respects in accordance with applicable provisions of the Code and the laws of the District of Columbia and the Commonwealth of Virginia. If any provision is susceptible of more than one interpretation, it shall be interpreted in a manner consistent with the Plan meeting requirements relating to nonqualified deferred compensation plans under the Code. If any provision of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan shall continue to be fully effective.

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(18)    TIME OF PAYMENTS

If at the time of an Outside Director’s retirement (as defined in Paragraph 10(B)), he or she is or becomes an employee of the Company, then for purposes determining the timing of distributions pursuant to Paragraph 6(A)(i), such retirement shall trigger payment to the individual under the Plan notwithstanding that the individual is or becomes an employee at such time; provided, however, if immediately prior to such termination he or she is a “Specified Employee”, no distribution may be made before the date that is six months after the date of such cessation from service (or, if earlier than the end of such six-month period, the date of death of the Outside Director). The accumulated postponed amount shall be paid to the Outside Director on the 10th day after the end of the six month period (or within 10 days after the death of the Outside Director, if earlier). “Specified Employee” means any employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under Code Section 409A. The determination of Specified Employees, including the number and identity of persons considered Specified Employees and the identification date, shall be made by the Human Resources Committee of the Board of Directors of the Company or its delegate in accordance with the provisions of Code Sections 416(i) and 409A and the regulations issued thereunder. In accordance with section 1.409A-3(d) of the Treasury Regulations, a distribution under this Plan will be treated as made on the designated payment date if the payment is made (i) at such date or a later date within the same calendar year, or if later, by the 15th day of the third month following the designated date (provided the Participant, or in the event of the death of the Participant, his or her beneficiary, may not, directly or indirectly, designate the year of payment), or (ii) at a date no earlier that 30 days before the designated payment date, provided the Participant (or, in the event of the death of the Participant, his or her Beneficiary) may not directly or indirectly designate the taxable year of the payment.

(19)    CODE SECTION 409A

It is the intent of the Company that, the Plan be interpreted in a manner that satisfies the requirements of Code Section 409A. If any provision of the Plan would otherwise frustrate or conflict with such intent, that provision shall be interpreted and deemed amended so as to avoid such conflict. In accordance with Section 1.409A-3(d) of the Treasury Regulations issued by the Secretary, a distribution under this Plan will be treated as made on the designated payment date if the payment is made (i) at such date or a later date within the same calendar year, or if later, by the 15th day of the third month following the date designated in the Plan (provided the Outside Director may not, directly or indirectly, designate the year of payment), or (ii) at a date no earlier that 30 days before the designated payment date and the Outside Director (or, in the event of

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the death of the Outside Director, his or her Designated Beneficiary) may not directly or indirectly designate the taxable year of the payment.

(20)    In the event that the Administrator shall determine that any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or exchange of shares of WGL Holdings, Inc. common stock or other securities, stock dividend, or other special, large and nonrecurring dividend or distribution (whether in the form of cash, securities, or other property), liquidation, dissolution or other similar corporate transaction or event affects the WGL Holdings, Inc. common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of the Participants, the Administrator shall, in such manner as it may deem equitable, adjust the Participant’s Stock Deferral Account Balance and the notional dividend crediting method described in Paragraph 9(B) above.

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